EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports
Fourth Quarter, Year-End Results for 2004

      Natchez, MS (March 9, 2005)—Callon Petroleum Company (NYSE: CPE/CPE.PrA) today reported its results of operations for both the three-month period and year ended December 31, 2004.

      Fourth Quarter 2004 Net Income. For the three-month period ended December 31, 2004, Callon reported net income of $9.1 million, or $0.45 per diluted share. The company had an income tax benefit of $6.7 million or $0.33 per diluted share, which resulted from the reversal of the valuation allowance that was established in the fourth quarter of 2003. (See “SFAS 109 Accounting for Income Taxes” section for more details.) For the fourth quarter of 2003, the company reported a net loss of $16.7 million, or $1.24 per share on a diluted basis, which included charges of $11.5 million to income tax expense as the result of establishing a valuation allowance against its net deferred tax asset in accordance with SFAS 109, and $5.6 million to expense for the write-off of deferred financing costs, pre-payment premiums and bond discounts associated with early extinguishment of debt.

      Fourth Quarter 2004 Operating Results. Oil and gas sales totaled $25.1 million from average production of 51.6 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $18.9 million from average daily production of 40.4 MMcfe/d during the same period in 2003. During the fourth quarter of 2004, natural gas represented approximately 52 percent of the company’s total production. The average price received per thousand cubic feet of natural gas in the fourth quarter of 2004 increased by 22 percent to $6.27 compared to $5.15 during the fourth quarter of 2003, while the average price received per barrel of oil in the fourth quarter of 2004 decreased by 13 percent to $25.44 compared to $29.28 during the same period a year earlier.

      2004 Net Income. For the 12 months ended December 31, 2004, the company reported net income of $21.5 million, or $1.22 per diluted share after an income tax benefit of $6.7 million or $0.38 per diluted share. The income tax benefit resulted from the reversal of the valuation allowance that was established in 2003. Charges to expense of $3.0 million for the early extinguishment of debt during 2004 had an impact on net income per diluted share of $0.17. For the 12 months ended December 31, 2003, the company reported a net loss of $18.0 million, or $1.41 per share on a diluted basis. During this period, Callon charged $11.5 million to income tax expense after establishing a valuation allowance against its net deferred tax asset, and $5.6 million to expense for the write-off of deferred financing costs, pre-payment premiums and bond discounts associated with the early extinguishment of debt.

      2004 Operating Results. For the year ended December 31, 2004, oil and gas sales totaled $119.8 million from average production of 59.6 MMcfe/d. This corresponds to sales of $73.7 million from average daily production of 38.1 MMcfe/d during the same period in 2003. The average price received per thousand cubic feet of natural gas for the year ended December 31, 2004 increased by 15 percent to $6.15 compared to $5.36 during the same period in 2003, while the average price received per barrel of oil remained constant at $28.71 compared to $28.72 for the same period a year earlier.

      2004 Discretionary Cash Flow. For the year ended December 31, 2004, discretionary cash flow totaled $71.2 million compared to $34.7 million during the 12 months of the previous year. Net cash flow provided by operating activities, as defined by GAAP, totaled $70.9 million and $34.6 million during the year ended December 31, 2004 and 2003, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying financial information for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)

      SFAS 109 “Accounting for Income Taxes.” SFAS 109 provides for the weighing of positive and negative evidence in determining whether it is more likely than not that a deferred tax asset is recoverable. The company incurred losses in 2002 and 2003 and had losses on an aggregate basis for the three-year period ended December 31, 2003. Because of these cumulative losses the company established a full valuation allowance of $11.5 million as of December 31, 2003. As a result of production from the company’s first two deepwater projects starting in November 2003, as well as refinancing its highest cost debt in 2004, the company achieved profitable operations and has income on an aggregate basis for the three-year period ended December 31, 2004. Callon also expects 2005 production levels to exceed 2004 levels and expects to utilize most if not all of the deferred tax asset in 2005. As a result, the company reversed the valuation allowance which had a balance of $7.0 million as of December 31, 2004.

      Non-GAAP Financial Measure — This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Callon also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.

Reconciliation Non-GAAP Financial Measure:	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2004	2003	2004	2003
Discretionary cash flow	$14,290	$7,466	$71,221	$34,744
Net working capital changes and other changes	1,949	(4,034)	(313)	(115)

Net cash flow provided by operating activities	$16,239	$3,432	$70,908	$34,629

Consolidated Condensed Balance Sheets:	December 31,	December 31,
(In thousands)	2004	2003

Cash and cash equivalents	$3,266	$8,700
Restricted cash*	—	63,345
Oil and gas properties, net	406,690	390,163
All other assets	47,567	33,824

Total assets	$457,523	$496,032

Long-term debt including current maturities*	$192,927	$308,108
All other liabilities	66,284	54,663
Stockholders’ equity	198,312	133,261

Total liabilities and stockholders’ equity	$457,523	$496,032

*Restricted cash was used to pay off 2004 Senior Subordinated Notes on January 8, 2004 which are included in long-term debt including current maturities above.

Production and Price Information:	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Production:
Oil (MBbls)	381	128	1,736	268
Gas (MMcf)	2,462	2,950	11,387	12,315
Total Production (MMcfe)	4,751	3,718	21,801	13,923
Average daily (MMcfe)	51.6	40.4	59.6	38.1

Average prices:
Oil ($/Bbl)	$25.44	$29.28	$28.71	$28.72
Gas ($/Mcf)	$6.27	$5.15	$6.15	$5.36
Gas equivalent ($/Mcfe)	$5.29	$5.09	$5.50	$5.29

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating revenues:
Oil and gas sales	$25,139	$18,938	$119,802	$73,697

Operating expenses:
Lease operating expenses	5,246	3,298	22,308	11,301
Depreciation, depletion and amortization	10,995	7,484	47,453	28,253
General and administrative	1,919	1,009	8,758	4,713
Accretion expense	845	670	3,400	2,884
Loss on mark-to-market commodity derivative contracts	(237)	200	1,371	535

Total operating expenses	18,768	12,661	83,290	47,686

Income from operations	6,371	6,277	36,512	26,011

Other (income) expenses:
Interest expense	4,299	8,389	20,137	30,614
Other income	(46)	(218)	(357)	(444)
Loss on early extinguishment of debt	—	5,573	3,004	5,573

Total other (income) expenses	4,253	13,744	22,784	35,743

Income (loss) before income taxes	2,118	(7,467)	13,728	(9,732)
Income tax expense (benefit)	(6,697)	9,225	(6,697)	8,432

Net income (loss) before Medusa Spar LLC and cumulative effect of change in accounting principle	8,815	(16,692)	20,425	(18,164)
Income (loss) from Medusa Spar LLC, net of tax	308	(8)	1,076	(8)

Income (loss) before cumulative effect of change in accounting principle	9,123	(16,700)	21,501	(18,172)
Cumulative effect of change in accounting principle, net of tax	—	—	—	181

Net income (loss)	9,123	(16,700)	21,501	(17,991)
Preferred stock dividends	317	319	1,272	1,277

Net income (loss) available to common shares	$8,806	$(17,019)	$20,229	$(19,268)

Net income (loss) per common share:
Basic
Net income (loss) available to common before cumulative effect of change in accounting principle	$0.50	$(1.24)	$1.28	$(1.42)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss) available to common	$0.50	$(1.24)	$1.28	$(1.41)

Diluted
Net income (loss) available to common before cumulative effect of change in accounting principle	$0.45	$(1.24)	$1.22	$(1.42)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income (loss) available to common	$0.45	$(1.24)	$1.22	$(1.41)

Shares used in computing net income (loss):
Basic	17,561	13,729	15,796	13,662

Diluted	20,375	13,729	17,678	13,662

Year-End 2004 Proved Reserves. The company also announced that it ended 2004 with proved reserves of 72.6 billion cubic feet of natural gas and 19.7 million barrels of oil, or 191 billion cubic feet of natural gas equivalent (Bcfe).

      At December 31, 2004, the company’s independent petroleum engineers estimated the present value of these reserves, excluding income taxes, using Securities and Exchange Commission (SEC) pricing guidelines for year-end 2004 and discounted at 10%, to be $613 million. Using the SEC guidelines, realized prices averaged $6.51 per thousand cubic feet of natural gas and $36.72 per barrel of oil.

      Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region.

      This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including those in our Annual Report for the year ended December 31, 2003 on Form 10-K.

      The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transactions and may engage in one or more of these types of transactions without prior notice.

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